Exhibit 5



                     [LETTERHEAD OF CAROLINE E. BERRY]



                                                     December 21, 2000


Endo Pharmaceuticals Holdings Inc.
223 Wilmington - West Chester Pike
Chadds Ford, PA  19317


                           Re:  Endo Pharmaceuticals Holdings Inc.
                                Registration Statement on Form S-8

Ladies and Gentlemen:

               I, as Senior Vice President, General Counsel and Secretary of Endo Pharmaceuticals Holdings Inc., a Delaware corporation (the "Company"), acted as counsel for the Company in connection with the registration of up to 40,287,653 shares (the "Shares") of the Company's common stock, par value $0.01 per share ("Common Stock") issuable in connection with the Endo Pharma LLC Amended and Restated 1997 Employee Stock Option Plan, the Endo Pharma LLC Amended and Restated 1997 Executive Stock Option Plan, the Endo Pharma LLC 2000 Supplemental Employee Option Plan, the Endo Pharma LLC 2000 Supplemental Executive Option Plan and the Endo Pharmaceuticals Holdings Inc. 2000 Stock Incentive Plan (collectively, the "Plans"). The Plans provide, among other things, for the issuance of Shares upon the exercise of stock options ("Options").

               This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the "Act").

               In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Company's Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Commission") on the date hereof under the Act (the "Registration Statement"); (ii) a specimen certificate representing the Common Stock; (iii) the Amended and Restated Certificate of Incorporation of the Company, as presently in effect; (iv) the Amended and Restated By-laws of the Company, as presently in effect; (v) each of the Plans; and (vi) certain resolutions of the Board of Directors of the Company relating to the Plan and related matters (the "Resolutions"). I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

               In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of documents executed or to be executed by parties other than the Company, I have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect of such documents on such parties. As to any facts material to the opinions expressed herein that I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others. I have assumed that the certificates representing the Shares will be manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and will conform to the specimen thereof examined by me. I have also assumed that each award agreement setting forth the terms of each grant of Options or other awards under the Plans will be consistent with the Plans, and will be duly authorized and validly executed and delivered by the parties thereto pursuant to authority granted by the Plans and the Compensation Committee of the Board of Directors of the Company, and that the consideration to be received by the Company for the Common Stock delivered pursuant to the Plans will be in an amount at least equal to the par value of such Common Stock.

               I am admitted to the bar in the State of New York, and I do not express any opinion as to the laws of any other jurisdiction.

               Based upon and subject to the foregoing, I am of the opinion that, with respect to the Plans, the Shares have been duly and validly authorized for issuance by the Company and, upon exercise of Options granted, under the terms and conditions of the Plans and as set forth in the Resolutions, such Shares will be validly issued, fully paid and non-assessable.

               I hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                            Very truly yours,

                                            /s/ Caroline E. Berry